Filed pursuant to Rule 424(b)(2). Based upon the registration of $500 million of Senior Notes to be offered by means of this prospectus supplement and the accompanying prospectus under the registration statement filed March 25, 2009, a filing fee of $57,300 has been calculated in accordance with Rule 457(r). This fee has been previously transmitted to the SEC. This paragraph shall be deemed to update the Calculation of Registration Fee table in the registration statement referred to in the second sentence above.

Filed Pursuant to Rule 424(b)(2)
File Number 333-158200-02

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 25, 2009)

$500,000,000

PPL Energy Supply, LLC

4.60% Senior Notes due 2021

PPL Energy Supply, LLC is offering its 4.60% Senior Notes due 2021 (the “Notes”). Interest on the Notes will be payable on June 15 and December 15 of each year, commencing on June 15, 2012 and at maturity, as further described in this prospectus supplement. The Notes will mature on December 15, 2021, unless redeemed on an earlier date. We may, at our option, redeem the Notes, in whole at any time or in part from time to time, at the redemption prices described herein. See “Description of the Notes  — Redemption.”

Investing in the Notes involves certain risks. See “Risk Factors” on page S-5 of this prospectus supplement.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Us(1)
Per Note	99.968%	0.650%	99.318%
Total	$499,840,000	$3,250,000	$496,590,000

(1)	Plus accrued interest, if any, from December 16, 2011.

The underwriters expect to deliver the Notes to the purchasers in book-entry form through the facilities of The Depository Trust Company on or about December 16, 2011.

Joint Book-Running Managers

Deutsche Bank Securities

RBS

Scotia Capital

Wells Fargo Securities

Co-Managers

BNP PARIBAS	Mizuho Securities
Credit Agricole CIB	PNC Capital Markets LLC

The date of this prospectus supplement is December 13, 2011.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date after the date of this prospectus supplement.

Prospectus Supplement

Prospectus

As used in this prospectus supplement and the accompanying prospectus, the terms “we,” “our” and “us” may, depending on the context, refer to PPL Energy Supply, LLC (“PPL Energy Supply”), or to PPL Energy Supply together with PPL Energy Supply’s consolidated subsidiaries, taken as a whole.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that PPL Energy Supply has filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell the Notes, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the Notes. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Certain affiliates of PPL Energy Supply, specifically PPL Corporation, PPL Capital Funding, Inc. and PPL Electric Utilities Corporation, have also registered their securities on the “shelf” registration statement referred to above. However, the Notes are solely obligations of PPL Energy Supply and not of PPL Corporation or any of PPL Corporation’s other subsidiaries or of any other affiliate of PPL Energy Supply. None of PPL Corporation, PPL Capital Funding, Inc. or PPL Electric Utilities Corporation or any of PPL Energy Supply’s subsidiaries or other affiliates will guarantee or provide any credit support for the Notes.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Energy Supply files reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

Our parent, PPL Corporation, maintains an Internet Web site at www.pplweb.com. On the Investor Center page of that Web site, PPL Corporation provides access to PPL Energy Supply’s SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Web site is not incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement. PPL Energy Supply’s filings are also available at the SEC’s Web site (www.sec.gov).

Incorporation by Reference

PPL Energy Supply will “incorporate by reference” information into this prospectus supplement by disclosing important information to you by referring you to other documents that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Energy Supply.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2010 (as amended by Current Report on Form 8-K, filed on June 24, 2011)
Quarterly Reports on Form 10-Q and 10-Q/A	Quarters ended March 31, 2011, June 30, 2011 and September 30, 2011
Current Reports on Form 8-K	Filed on January 31, 2011, March 10, 2011, May 20, 2011, June 24, 2011 and October 25, 2011

Additional documents that PPL Energy Supply files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering of the Notes are also incorporated herein by reference.

PPL Energy Supply will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning PPL Energy Supply at:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Investor Services Department

Telephone: 1-800-345-3085

SUMMARY

The following summary contains information about the offering by PPL Energy Supply of its Notes. It does not contain all of the information that may be important to you in making a decision to purchase the Notes. For a more complete understanding of PPL Energy Supply and the offering of the Notes, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the “Risk Factors” sections and our financial statements and the notes to those statements.

The Offering

Issuer	PPL Energy Supply, LLC.

Securities Offered	$500,000,000 aggregate principal amount of PPL Energy Supply’s 4.60% Senior Notes due 2021.

Stated Maturity Date	December 15, 2021.

Interest Payment Dates	Interest on the Notes will be payable on June 15 and December 15 of each year, commencing on June 15, 2012 and at maturity or upon earlier redemption.

Interest Rate	4.60% per annum.

Redemption	The Notes may be redeemed at our option, in whole at any time or in part from time to time, at the redemption prices set forth in this prospectus supplement. The Notes will not be entitled to the benefit of any sinking fund or other mandatory redemption and will not be repayable at the option of the holder of a Note prior to the Stated Maturity Date. See “Description of the Notes — Redemption.”

Covenants	Under the Indenture, we have agreed to certain restrictions on incurring secured debt and entering into certain transactions. See “Description of the Notes — Certain Covenants.”

Listing	We do not intend to list the Notes on any securities exchange.

Form and Denomination	The Notes will be initially registered in the form of one or more global securities, without coupons, in denominations of $1,000 and integral multiples thereof, and deposited with the Trustee on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or its nominee. See “Description of the Notes — General” and “Description of the Notes — Book-Entry Only Issuance — The Depository Trust Company.”

Ranking	The Notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Because we are a holding company, our obligations on the Notes will be effectively subordinated to existing and future liabilities of our subsidiaries. See “Risk Factors.”

Use of Proceeds	We intend to apply a portion of the net proceeds of this offering to repay a portion of the short-term debt incurred to repay at maturity our $500 million aggregate principal amount of 6.40% Senior Notes due November 1, 2011. The balance of the net proceeds will be used for general corporate purposes. See “Use of Proceeds.”

Reopening of the Series	We may, without the consent of the holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms (other than the date of initial issuance, public offering price and, in some circumstances, the initial interest accrual date and the initial interest payment date) as the Notes. See “Description of the Notes — General.”

Trustee	The Bank of New York Mellon. See “Description of the Notes — Regarding the Trustee.”

Governing Law	The Notes and the Indenture are governed by the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable.

RISK FACTORS

Before making a decision to invest in the Notes, you should carefully consider the risk factors described below, the risk factors described on page 3 of the accompanying prospectus and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2010 beginning on page 17, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 on page 207, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our cash flow and ability to meet debt obligations largely depend on the performance of our subsidiaries and affiliates.

We are a holding company and conduct our operations primarily through subsidiaries. Substantially all of our consolidated assets are held by such subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the Notes are largely dependent upon the earnings of these subsidiaries and the distribution or other payment of such earnings to us in the form of dividends, loans or advances or repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes or to make any funds available for such payment.

Because we are a holding company, our obligations on the Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors, including rights of a holder of any Note, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against any such subsidiary, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by us. Although certain agreements to which we and our subsidiaries are parties limit the ability to incur additional indebtedness, we and our subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

The debt agreements of some of our subsidiaries and affiliates contain provisions that might restrict their ability to pay dividends, make distributions or otherwise transfer funds to us upon failing to meet certain financial tests or other conditions prior to the payment of other obligations, including operating expenses, debt service and reserves. We currently believe that all of our subsidiaries and affiliates are in compliance with such tests and conditions. Further, if we elect to receive distributions of earnings from our foreign operations, we may incur United States taxes, net of any available foreign tax credits, on such amounts. Distributions to us from our international projects are, in some countries, also subject to withholding taxes.

An active trading market for the Notes may not develop.

The Notes are new securities and we do not intend to apply for listing of the Notes on any securities exchange. We cannot assure that an active trading market for the Notes will develop. There can be no assurances as to the liquidity of any market that may develop for the Notes, the ability of holders to sell their Notes or the price at which the holders will be able to sell their Notes. Future trading prices of the Notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

USE OF PROCEEDS

We anticipate that we will receive approximately $496 million in net proceeds from the offering after deducting the underwriting discount and estimated expenses payable by us. We intend to apply a portion of the net proceeds of this offering to repay a portion of the short-term debt (with a weighted-average interest rate of approximately 0.94%) incurred to repay at maturity our $500 million aggregate principal amount of 6.40% Senior Notes due November 1, 2011. The balance of the net proceeds will be used for general corporate purposes.

CAPITALIZATION

The following table sets forth our historical unaudited consolidated capitalization as of September 30, 2011 on an actual basis, and on an as adjusted basis to give effect to (i) the issuance of the Notes in this offering and (ii) the repayment at maturity of $500 million aggregate principal amount of our 6.40% Senior Notes due 2011, as described above in “Use of Proceeds.”

This table should be read in conjunction with our consolidated financial statements, the notes related thereto and the financial and operating data incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2011
	Actual	As Adjusted
	(In millions)
Long-term debt, including current portion	$3,025	$2,525
Notes offered hereby	—	500

Total long-term debt	3,025	3,025

Noncontrolling interests	18	18
Member’s equity	3,666	3,666

Total capitalization	$6,709	$6,709

DESCRIPTION OF THE NOTES

The following summary description sets forth certain terms and provisions of the Notes that we are offering by this prospectus supplement. Because this description is a summary, it does not describe every aspect of the Notes or the Indenture under which the Notes will be issued, as described below. The Indenture is filed as an exhibit to the registration statement of which the accompanying prospectus is a part. The Indenture and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Notes and the Indenture, including definitions of certain terms used in the Indenture. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus supplement, such sections or defined terms are incorporated by reference herein. The Indenture has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Notes.

General

We will issue the Notes as a series of debt securities under our Indenture, dated as of October 1, 2001 (as such indenture has been and may be amended and supplemented from time to time, the “Indenture”), to The Bank of New York Mellon, as trustee (the “Trustee”). We may issue an unlimited amount of Notes or other debt securities under the Indenture. The Notes and all other debt securities issued previously or hereafter under the Indenture are collectively referred to herein as the “Indenture Securities.”

The Notes will be our unsecured and unsubordinated obligations.

The Notes will be issued in fully registered form only, without coupons. The Notes will be initially represented by one or more fully registered global securities (the “Global Securities”) deposited with the Trustee, as custodian for DTC, as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “— Book-Entry Only Issuance — The Depository Trust Company.” The authorized denominations of the Notes will be $1,000 and integral multiples thereof. Except in limited circumstances described below, the Notes will not be exchangeable for Notes in definitive certificated form.

The Notes are initially being offered in one series in the principal amount of $500,000,000. We may, without the consent of the holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms (other than the date of issuance, public offering price and, in some circumstances, the initial interest accrual date and initial interest payment date) as the Notes. Any such additional notes may, together with the Notes, constitute a single series of securities under the Indenture and may be treated as a single class for all purposes under the Indenture, including, without limitation, voting, waivers and amendments.

Principal and Interest

The Notes will mature on December 15, 2021 (the “Stated Maturity Date”) and will bear interest from the date of issuance at the rate of 4.60% per annum. Interest will be payable on June 15 and December 15 of each year (each, an “Interest Payment Date”), commencing on June 15, 2012, and at maturity (whether at the Stated Maturity Date, upon redemption, or otherwise, “Maturity”). Subject to certain exceptions, the Indenture provides for the payment of interest on an Interest Payment Date only to persons in whose names the Notes are registered at the close of business on the Regular Record Date, which will be the June 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date; except that interest payable at Maturity will be paid to the person to whom principal is paid.

Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

Payment

So long as the Notes are registered in the name of DTC, as depository for the Notes as described herein under “— Book-Entry Only Issuance — The Depository Trust Company” or DTC’s nominee, payments on the Notes will be made as described therein.

If we default in paying interest on a Note, we will pay such defaulted interest either:

•	to holders of the Notes as of a special record date between 10 and 15 days before the proposed payment; or

•	in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Notes may be listed for trading. (See Section 307.)

We will pay principal of and any interest and premium, if any, on the Notes at Maturity upon presentation of the Notes at the corporate trust office of The Bank of New York Mellon in New York, New York, as our Paying Agent. In our discretion, we may change the place of payment on the Notes, and we may remove any Paying Agent and may appoint one or more additional Paying Agents (including us or any of our affiliates). (See Section 602.)

If any Interest Payment Date, Redemption Date or Maturity of a Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, Redemption Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in The City of New York, New York, or other city in which a paying agent for such Note is located, are generally authorized or required by law, regulation or executive order to remain closed. (See Section 113.)

Form; Transfers; Exchanges

So long as the Notes are registered in the name of DTC, as depository for the Notes as described herein under “— Book-Entry Only Issuance — The Depository Trust Company” or DTC’s nominee, transfers and exchanges of beneficial interest in the Notes will be made as described therein. In the event that the book-entry only system is discontinued, and the Notes are issued in certificated form, you may transfer Notes or exchange your Notes for other Notes in authorized denominations at the corporate trust office of the Trustee. The Trustee acts as our agent for registering Notes in the names of holders and transferring debt securities. We may appoint another agent (including one of our affiliates) or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “Security Registrar.” It will also perform transfers. In our discretion, we may change the place for registration of transfer of the Notes and may remove and/or appoint one or more additional Security Registrars (including us or any of our affiliates). (See Sections 305 and 602.)

There will be no service charge for any transfer or exchange of the Notes, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (1) Notes during a period of 15 days prior to giving any notice of redemption or (2) any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. (See Section 305.)

Redemption

We may, at our option, redeem the Notes, in whole at any time or in part from time to time. If we redeem the Notes before September 15, 2021 (the date that is three months prior to the Stated Maturity Date), the Notes will be redeemed by us at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Notes to be so redeemed; and

(ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 40 basis points; plus, in either of the above cases, accrued and unpaid interest to the Redemption Date.

If we redeem the Notes on or after September 15, 2021, the Notes will be redeemed by us at a redemption price equal to 100% of the principal amount of the Notes to be so redeemed, plus accrued and unpaid interest to the Redemption Date.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to the Stated Maturity Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date:

•	the average of five Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or

•	if the Quotation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all of those quotations received.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•

each of Deutsche Bank Securities Inc., RBS Securities Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), in which case we will substitute another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount), as provided to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

The Notes will not be subject to a sinking fund or other mandatory redemption provisions and will not be repayable at the option of the holder of a Note prior to the Stated Maturity Date.

Notes will be redeemable upon notice by mail between 30 days and 60 days prior to the Redemption Date. If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by such method of random selection that it deems fair and appropriate. (See Sections 403 and 404.)

Notes called for redemption will cease to bear interest on the Redemption Date. We will pay the redemption price and any accrued interest once you surrender the Note for redemption. (See Section 405.) If only part of a Note is redeemed, the Trustee will deliver to you a new Note of the same series for the remaining portion without charge. (See Section 406.)

We may make any redemption at our option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such Notes. (See Section 404.)

Events of Default

An “Event of Default” with respect to the Notes will occur if

•	we do not pay any interest on any Note within 30 days of its due date;

•	we do not pay principal or premium, if any, on any Note on its due date;

•

we remain in breach of a covenant or warranty in the Indenture (excluding a covenant or warranty specifically dealt with elsewhere in this section or a covenant or warranty solely applicable to one or more series of Indenture Securities other than the Notes) for 60 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of at least 25% of the principal amount of the outstanding Notes; the Trustee or such Holders can agree to extend the 60-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

•

a matured event of default occurs, as defined in any of our instruments under which there may be issued or evidenced any of our Debt (as defined below), that has resulted in the acceleration of such Debt in excess of $25 million, or any default in payment of our Debt in excess of $25 million at final maturity (and after the expiration of any applicable grace or cure periods); provided that the waiver or cure of any such default under any such instrument or Debt shall constitute a waiver and cure of the corresponding Event of Default under the Indenture and the rescission and annulment of the consequences thereof shall constitute a rescission and annulment of the corresponding consequences under the Indenture; or

•	we file for bankruptcy or certain other similar events in bankruptcy, insolvency, receivership or reorganization occur.

(See Section 801 and Supplemental Indenture No. 11.)

No Event of Default with respect to the Notes necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

Remedies

Acceleration

Any One Series.    If an Event of Default occurs and is continuing with respect to any one series of Indenture Securities, then either the Trustee or the Holders of 25% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount of all of the Indenture Securities of such series to be due and payable immediately.

More Than One Series.    If an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, then either the Trustee or the Holders of 25% of the aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by the Holders of 25% of the aggregate principal amount of the outstanding Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration. (See Section 802.)

Rescission of Acceleration

After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

(i) we pay or deposit with the Trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal of and premium, if any, which have become due otherwise than by such declaration of acceleration and interest thereon;

•	interest on overdue interest to the extent lawful; and all amounts due to the Trustee under the Indenture; and

(ii) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (See Section 802.)

For more information as to waiver of defaults, see “— Waiver of Default and of Compliance” below.

Control by Holders; Limitations

Subject to the Indenture, if an Event of Default with respect to the Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of that series will have the right to

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee with respect to the Indenture Securities of such series.

If an Event of Default is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series.

The rights of such Holders to make direction are subject to the following limitations:

•	the Holders’ directions may not conflict with any law or the Indenture; and

•	the Holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is not inconsistent with the Holders’ direction. (See Sections 812 and 903.)

In addition, the Indenture provides that no Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless

•	that Holder has previously given the Trustee written notice of a continuing Event of Default;

•

the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs, expenses and liabilities incurred in complying with such request; and

•

for 60 days after receipt of such notice, request and offer of indemnity, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all affected series, considered as one class.

Furthermore, no such Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other such Holders. (See Sections 807 and 903.)

However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

Notice of Default

The Trustee is required to give the Holders of the Notes notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified in the third bullet point under “Events of Default” (regarding a breach of certain covenants continuing for 60 days after the receipt of a written notice of default), no such notice shall be given to such Holders until at least 45 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

We will furnish the Trustee with an annual statement as to our compliance with the conditions and covenants in the Indenture. (See Section 605.)

Waiver of Default and of Compliance

The Holders of a majority in aggregate principal amount of the outstanding Notes may waive, on behalf of the Holders of all outstanding Notes, any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the Holder of each outstanding Note affected. (See Section 813.)

Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Indenture Securities, considered as one class. (See Section 606.)

Certain Covenants

Limitation on Asset Sales.    So long as any of the Notes remain outstanding, except for the sale of assets required to be sold to conform with governmental requirements and except for a sale of our assets as or substantially as an entirety as contemplated under “— Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants” we will not, and will not permit any of our subsidiaries to, consummate any Asset Sale, if the aggregate net book value of all such Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 15% of our consolidated total assets as of the beginning of our most recently ended full fiscal quarter; except that any such Asset Sale will be disregarded for purposes of the 15% limitation specified above:

•	if any such Asset Sale is in the ordinary course of business;

•	if the assets subject to any such Asset Sale are worn out or are no longer useful or necessary in connection with the operation of our businesses;

•	if the assets subject to any such Asset Sale are being transferred to one of our wholly-owned subsidiaries;

•

to the extent the assets subject to any such Asset Sale involve transfers of assets of or equity interests in connection with (a) the formation of any joint venture between us or any of our subsidiaries and any other entity, or (b) any project development and acquisition activities;

•

if the proceeds from any such Asset Sale (a) are, within 12 months of such Asset Sale, invested or reinvested by us or any of our subsidiaries in a Permitted Business, (b) are used by us or one of our subsidiaries to repay Debt of the company or such subsidiary, or (c) are retained by us or our subsidiaries; or

•	if, prior to any such Asset Sale, Moody’s and S&P confirm our then current senior unsecured long-term debt rating after giving effect to any such Asset Sale.

“Asset Sale” means any sale of any assets, including by way of the sale by us or any of our subsidiaries of equity interests in such subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns, or absent a successor, or if such entity ceases to rate the Notes, such other nationally recognized statistical rating organization as we may designate.

“Permitted Business” means a business that is the same or similar to the business of PPL Energy Supply or any of our subsidiaries as of the date hereof, or any business reasonably related thereto.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and assigns, or absent a successor, or if such entity ceases to rate the Notes, such other nationally recognized statistical rating organization as we may designate.

(See Supplemental Indenture No. 11.)

Restrictions on Secured Debt.    So long as any of the Notes remain outstanding, PPL Energy Supply will not create, incur or assume any Lien to secure Debt (in each case, as defined below) other than Permitted Liens (as defined below) upon any of its property, without the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. This covenant will not, however, prohibit the creation, issuance, incurrence or assumption of any Lien if either:

•	we make effective provision whereby all Notes then outstanding will be secured equally and ratably with all other Debt then outstanding under such Lien; or

•

we deliver to the Trustee bonds, notes or other evidences of indebtedness secured by the Lien which secures such Debt in an aggregate principal amount equal to the aggregate principal amount of the outstanding Notes and meeting certain other requirements set forth in the Indenture.

This covenant applies to property held directly by PPL Energy Supply and will not restrict the ability of its subsidiaries and affiliates to create, incur or assume any Lien upon their assets, either in connection with project financings or otherwise.

As used herein:

“Debt,” with respect to any entity, means:

•	indebtedness of the entity for borrowed money evidenced by a bond, debenture, note or other similar written instrument or agreement by which the entity is obligated to repay such borrowed money; and

•	any guaranty by the entity of any such indebtedness of another entity.

“Debt” does not include, among other things:

•	indebtedness of the entity under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services;

•

trade obligations (including obligations under agreements relating to the purchase and sale of any commodity, including power purchase or sale agreements and any commodity hedges or derivatives regardless of whether any such transaction is a “financial” or physical transaction) or other obligations of the entity in the ordinary course of business;

•

obligations of the entity under any lease agreement (including any lease intended as security), whether or not such obligations are required to be capitalized on the balance sheet of the entity under generally accepted accounting principles; or

•	liabilities secured by any Lien on any property owned by the entity if and to the extent the entity has not assumed or otherwise become liable for the payment thereof.

“Lien” means any lien, mortgage, deed of trust, pledge or security interest, in each case, intended to secure the repayment of Debt, except for any Permitted Lien.

“Material Subsidiary” means PPL EnergyPlus or PPL Generation.

“Permitted Liens” means any

•	Liens existing at the original issue date of the Notes;

•

vendors’ Liens, purchase money Liens and other Liens on property at the time of its acquisition by us and Liens to secure or provide for the construction or improvement of property, provided that no such Lien shall extend to or cover any of our other property;

•

Liens on cash or securities (other than limited liability company interests issued by any Material Subsidiary), including any cash or securities on hand or in banks or other financial institutions, deposit accounts and interests in general or limited partnerships;

•	Liens on the equity interest of any subsidiary of PPL Energy Supply that is not a Material Subsidiary;

•	Liens on property or shares of capital stock, or arising out of any Debt, of any entity existing at the time the entity is merged into or consolidated with PPL Energy Supply;

•

Liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended, to finance all or any part of the purchase price of or the cost of constructing, equipping or improving property, provided that such Liens are limited to the property acquired or constructed or improved and to substantially unimproved real property on which such construction or improvement is located; provided further, that PPL Energy Supply may further secure all or any part of such purchase price or the cost of construction or improvement by an interest on additional property of PPL Energy Supply only to the extent necessary for the construction, maintenance and operation of, and access to, such property so acquired or constructed or such improvement;

•

Liens on contracts, leases, and other agreements; Liens on contract rights, bills, notes and other instruments; Liens on revenues, income and earnings, accounts, accounts receivable and unbilled revenues, claims, credits, demands and judgments; Liens on governmental and other licenses, permits, franchises, consents and allowances; and Liens on certain intellectual property rights and other general intangibles;

•

Liens securing Debt which matures less than one year from the date of issuance or incurrence thereof and is not extendible at the option of the issuer, and any refundings, refinancings and/or replacements of any such Debt by or with similar secured Debt;

•	Liens on vehicles, movable equipment, marine equipment and aircraft and parts, accessories and supplies used in connection therewith;

•	Liens on furniture, furnishings, computers, data processing, telecommunications and other equipment and facilities used primarily for administrative or clerical purposes;

•

Liens on property which is the subject of a lease agreement designating PPL Energy Supply as lessee and all PPL Energy Supply’s right, title and interest in and to such property and such lease agreement, whether or not such lease agreement is intended as security;

•

other Liens securing Debt the principal amount of which does not exceed 10% of the total assets of PPL Energy Supply and our consolidated subsidiaries as shown on our most recent audited balance sheet; and

•

Liens granted in connection with extending, renewing, replacing or refinancing, in whole or in part, the Debt secured by liens described above (to the extent of such Debt so extended, renewed, replaced or refinanced).

(See Supplemental Indenture No. 11.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Subject to the provisions described below, we have agreed in the Indenture to preserve our corporate existence.

(See Section 604.)

We have also agreed not to consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity unless:

•

the entity formed by such consolidation or into which we merge or the entity which acquires or which leases our property and assets substantially as an entirety is a corporation or limited liability company organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all outstanding Indenture Securities and the performance of all of our covenants under the Indenture; and

•

immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See Section 1101.)

The Indenture does not prevent or restrict:

•	any consolidation or merger after the consummation of which we would be the surviving or resulting entity;

•	any conveyance or other transfer or lease of any part of our properties which does not constitute the entirety, or substantially the entirety thereof; or

•

our approval of, or consent to, any consolidation or merger of any direct or indirect subsidiary or affiliate or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets. (See Section 1103.)

The Indenture does not contain any financial covenants.

Modification of Indenture

Without Holder Consent.    Without the consent of any Holders of Indenture Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to PPL Energy Supply;

•	to add one or more covenants or other provisions for the benefit of the Holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon us;

•	to add any additional Events of Default for all or any series of Indenture Securities;

•	to change or eliminate any provision of the Indenture or to add any new provision to the Indenture that does not adversely affect the interests of the Holders in any material respect;

•	to provide security for the Indenture Securities of any series;

•	to establish the form or terms of Indenture Securities of any series or tranche as permitted by the Indenture;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities;

•	to change any place or places where

•	we may pay principal, premium, if any, and interest,

•	Indenture Securities may be surrendered for transfer or exchange, and

•	notices and demands to or upon us may be served; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

If the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment. (See Section 1201.)

With Holder Consent.    Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the Holder of each outstanding Indenture Security directly affected thereby,

•

change the stated maturity of the principal or interest on any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable, or change the currency in which any Indenture Security is payable, or impair the right to bring suit to enforce any payment;

•

reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum and voting under the Indenture; or

•	modify certain of the provisions in the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the Indenture expressly included solely for the benefit of Holders of Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Indenture of the Holders of Indenture Securities of any other series or tranche. (See Section 1202.)

We will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Indenture Securities, such action may be taken only by persons who are Holders of such Indenture Securities at the close of business on the record date. (See Section 104.)

The Indenture provides that certain Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “— Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Indenture Securities have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

Satisfaction and Discharge

Any Notes or any portion thereof will be deemed to have been paid for purposes of the Indenture, and at our election, our entire indebtedness with respect to those Notes will be satisfied and discharged and no longer outstanding, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than us), in trust:

•	money sufficient, or

•	in the case of a deposit made prior to the Maturity of such Notes, non-redeemable Government Obligations (as defined in the Indenture) sufficient, or

•	a combination of the items listed in the preceding two bullet points, which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Notes or portions thereof on and prior to the Maturity thereof. (See Section 701.)

The Indenture will be deemed satisfied and discharged when no Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Indenture. (See Section 702.)

All moneys we pay to the Trustee or any Paying Agent on Notes that remain unclaimed at the end of two years after payments have become due may be paid to or upon our order. Thereafter, the Holder of such Note may look only to us for payment. (See Section 603.)

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice to us.

The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Indenture Securities of any series.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned. (See Section 910.)

Notices

Notices to Holders of the Notes will be given by mail to the addresses of the Holders as they may appear in the Security Register. (See Section 106.)

Title

PPL Energy Supply, the Trustee, and any agent of PPL Energy Supply or the Trustee, will treat the person or entity in whose name the Notes are registered as the absolute owner of those Notes (whether or not such Notes may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 308.)

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable and except to the extent that the law of any other jurisdiction shall mandatorily govern. (See Section 112.)

Regarding the Trustee

The Trustee under the Indenture is The Bank of New York Mellon. In addition to acting as Trustee, The Bank of New York Mellon also maintains various banking and trust relationships with us and some of our affiliates.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as the initial securities depository for the Notes. The Notes will be issued in fully registered form and will be evidenced by one or more global Notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. The global Notes will be deposited with the Trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participants (“Direct Participants”) and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and those using its system are on file with the SEC.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the Notes are credited on the record date.

Payments of principal of and interest on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A beneficial owner will not be entitled to receive physical delivery of the Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Notes.

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving us or the Trustee reasonable notice. Under such circumstances, in the event that a successor depository is not obtained, certificates for the Notes will be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, and subject to DTC’s procedures, certificates for the Notes will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

UNDERWRITING

The Company and the underwriters for the offering named below, for whom Deutsche Bank Securities Inc., RBS Securities Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC are acting as representatives, have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, each underwriter has severally, but not jointly, agreed to purchase the principal amount of Notes indicated in the following table:

Underwriters	Principal Amount of Notes
Deutsche Bank Securities Inc.	$100,000,000
RBS Securities Inc.	100,000,000
Scotia Capital (USA) Inc.	100,000,000
Wells Fargo Securities, LLC	100,000,000
BNP Paribas Securities Corp.	25,000,000
Credit Agricole Securities (USA) Inc.	25,000,000
Mizuho Securities USA Inc.	25,000,000
PNC Capital Markets LLC	25,000,000

Total	$500,000,000

The underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of Notes. If all the Notes are not sold at the initial public offering price, the underwriters may change such offering price and the other selling terms.

The Notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters presently intend to make a market in the Notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to do so and any such market making may be discontinued at any time without notice at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of the offering, excluding the underwriting discount, will be approximately $400,000.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. All such investment and securities activities may involve our securities and instruments.

VALIDITY OF THE NOTES

Dewey & LeBoeuf LLP, New York, New York, and Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the Notes for PPL Energy Supply. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the Notes for the underwriters.

PROSPECTUS	PPL Corporation PPL Capital Funding, Inc. PPL Energy Supply, LLC PPL Electric Utilities Corporation Two North Ninth Street Allentown, Pennsylvania 18101-1179 (610) 774-5151

PPL Corporation

Common Stock, Preferred Stock,

Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.

Debt Securities and Subordinated Debt Securities

Guaranteed by PPL Corporation as described

in a supplement to this prospectus

PPL Energy Supply, LLC

Debt Securities, Subordinated Debt Securities and Preferred Securities

PPL Electric Utilities Corporation

Preferred Stock, Preference Stock, Depositary Shares and Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” on page 3.

PPL Corporation’s common stock is listed on the New York Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Energy Supply, LLC (“PPL Energy Supply”) and PPL Electric Utilities Corporation (“PPL Electric”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•

stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as debt securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts (“PPL Stock Purchase Units”);

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•	PPL Energy Supply’s unsecured and unsubordinated debt securities;

•	PPL Energy Supply’s unsecured and subordinated debt securities;

•	PPL Energy Supply’s preferred limited liability company membership interests;

•	PPL Electric’s Series Preferred Stock (“PPL Electric Preferred Stock”);

•	PPL Electric’s Preference Stock (“PPL Electric Preference Stock”);

•	PPL Electric’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Electric Preferred Stock or PPL Electric Preference Stock; and

•

PPL Electric’s senior secured debt securities issued under PPL Electric’s 2001 indenture, as amended (“PPL Electric Secured Debt Securities”), which will be secured by the lien of the 2001 indenture on PPL Electric’s electric distribution and certain transmission properties (subject to certain exceptions to be described in a prospectus supplement).

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Energy Supply with respect to Securities issued by PPL Energy Supply; and

•	PPL Electric, with respect to Securities issued by PPL Electric.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Energy Supply and PPL Electric, as applicable, for the year ended December 31, 2008, filed with the SEC on February 27, 2009 and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones affecting PPL Corporation, PPL Energy Supply and PPL Electric. The prospectus supplement applicable to each type or series of Securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts, are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	fuel supply availability;

•	weather conditions affecting generation production, customer energy use and operating costs;

•	operation, availability and operating costs of existing generation facilities;

•	transmission and distribution system conditions and operating costs;

•	collective labor bargaining negotiations;

•	the outcome of litigation against us;

•	potential effects of threatened or actual terrorism or war or other hostilities

•	our commitments and liabilities;

•	market demand and prices for energy, capacity, emission allowances and delivered fuel;

•	competition in retail and wholesale power markets;

•	liquidity of wholesale power markets;

•	defaults by our counterparties under our energy, fuel or other power product contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	capital market conditions, including the availability of capital or credit, changes in interest rates, and decisions regarding capital structure;

•	stock price performance of PPL Corporation;

•	the fair value of debt and equity securities and the impact on defined benefit costs and resultant cash funding requirements for defined benefit plans;

•	interest rates and their affect on pension, retiree medical and nuclear decommissioning liabilities;

•	the impact of the current financial and economic downturn;

•	volatility in financial or commodity markets;

•	profitability and liquidity, including access to capital markets and credit facilities;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	securities and credit ratings;

•	foreign currency exchange rates;

•	current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

•	political, regulatory or economic conditions in states, regions or countries where we conduct business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation, including new tax legislation;

•	state, federal and foreign regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to us and the energy industry;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures; and

•	asset acquisitions and dispositions.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in such statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is an energy and utility holding company. Through its subsidiaries, PPL Corporation generates electricity from power plants in the northeastern and western United States; markets wholesale or retail energy primarily in the northeastern and western portions of the United States and delivers electricity to approximately 4 million customers in Pennsylvania and the United Kingdom.

PPL Corporation’s principal subsidiaries are shown below:

Energy Supply

PPL Corporation, through its indirect, wholly owned subsidiaries, PPL Generation, LLC (“PPL Generation”) and PPL EnergyPlus, LLC (“PPL EnergyPlus”) owns and operates electricity generating power plants and markets this electricity and other purchased power to deregulated wholesale and retail markets. Both of these subsidiaries are direct, wholly owned subsidiaries of PPL Energy Supply. As of December 31, 2008, PPL Corporation owned or controlled, through its subsidiaries, 12,002 megawatts, or MW, of electric power generation capacity and has plans to implement capital projects primarily at certain of its existing generation facilities in Pennsylvania and Montana to provide 148 MW of additional capacity by 2013. See “PPL Energy Supply, LLC” below for more information.

Energy Delivery

PPL Corporation provides energy delivery services in its service territory in Pennsylvania through its regulated public utility subsidiary, PPL Electric, and in the United Kingdom through its subsidiary, PPL Global. PPL Electric delivers electricity to approximately 1.4 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information. Through its subsidiaries, PPL Global delivers electricity to approximately 2.6 million customers in the United Kingdom. PPL Global is a wholly owned subsidiary of PPL Energy Supply, LLC. See “PPL Energy Supply, LLC” below for more information.

PPL Corporation’s subsidiaries, including PPL Energy Supply and PPL Electric, are separate legal entities, and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees of PPL Capital Funding Debt Securities and PPL Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities). Neither PPL Energy Supply nor PPL Electric will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and a wholly owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ENERGY SUPPLY, LLC

PPL Energy Supply, formed in 2000 and headquartered in Allentown, Pennsylvania, is an energy company engaged, through its subsidiaries, in the generation and marketing of power in the northeastern and western power markets of the United States and in the delivery of electricity in the United Kingdom. PPL Energy Supply’s major operating subsidiaries are PPL Generation, PPL EnergyPlus and PPL Global. PPL Energy Supply is an indirect wholly owned subsidiary of PPL Corporation. See “PPL Corporation” above for more information.

Energy Supply: PPL Generation and PPL EnergyPlus

As of December 31, 2008, PPL Energy Supply owned or controlled, through its subsidiaries, 12,002 MW of electric power generation capacity. PPL Generation subsidiaries own and operate power plants in Pennsylvania, Montana, Illinois, Connecticut, New York and Maine. PPL Energy Supply’s generating capacity includes power obtained through PPL EnergyPlus’ tolling or power purchase agreements. In addition, PPL Generation has current plans to implement capital projects at certain of its existing generation facilities primarily in Pennsylvania and Montana to provide 148 MW of additional generating capacity by 2013. PPL Generation’s plants are fueled by uranium, coal, natural gas, oil and water. The electricity from these plants is sold to PPL EnergyPlus under FERC-jurisdictional power purchase agreements.

PPL EnergyPlus markets or brokers the electricity produced by PPL Generation’s subsidiaries, along with purchased power, financial transmission rights, natural gas, oil, emission allowances and renewable energy credits in competitive wholesale and deregulated retail markets. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

International Energy Delivery: PPL Global

PPL Energy Supply provides electricity delivery services in the United Kingdom through its PPL Global subsidiary, which owns Western Power Distribution Holdings Limited and WPD Investment Holdings Limited, which together we refer to as WPD. WPD operates two electric distribution companies in the United Kingdom, serving a total of approximately 2.6 million customers.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the securities to be offered by PPL Energy Supply pursuant to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, incorporated in 1920 and headquartered in Allentown, Pennsylvania, is a direct subsidiary of PPL Corporation and a regulated public utility. PPL Electric delivers electricity to approximately 1.4 million customers in eastern and central Pennsylvania. PPL Electric also provides electricity supply as a “provider of last resort,” or “PLR,” to retail customers in that territory that do not choose an alternative electricity provider.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the securities to be offered by PPL Electric pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179, and they can be contacted through telephone number (610) 774-5151.

The information above concerning PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries. PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Energy Supply and PPL Electric is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

PPL Corporation

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends(a)	3.3	3.0	2.9	2.4	2.5

(a)	In calculating the earnings component, earnings exclude income taxes, minority interest, dividends on preferred securities of a subsidiary, discontinued operations and the cumulative effects of changes in accounting principles. See PPL Corporation’s reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described under “Where You Can Find More Information” for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

PPL Energy Supply

The following table sets forth PPL Energy Supply’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends for the periods indicated:

	Twelve Months Ended December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends(a)	3.7	3.7	3.5	3.0	3.9

(a)	In calculating the earnings component, earnings exclude income taxes, minority interest, discontinued operations and the cumulative effects of changes in accounting principles. See PPL Energy Supply’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information. PPL Energy Supply had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred securities dividends is the same as the ratio of earnings to fixed charges.

PPL Electric

The following table sets forth PPL Electric’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges(a)	3.4	2.7	2.9	2.1	1.4
Ratio of earnings to combined fixed charges and preferred stock dividends(a)	2.7	2.3	2.5	2.1	1.4

(a)	In calculating the earnings component, earnings reflect income before income taxes. See PPL Electric’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Energy Supply and PPL Electric each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. On the Investor Center page of that Web site PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Energy Supply and PPL Electric free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation’s, PPL Energy Supply’s and PPL Electric’s filings are available at the SEC’s Internet Web site (www.sec.gov).

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Certain securities of PPL Energy Supply and PPL Electric are also listed on the NYSE and certain information concerning PPL Energy Supply and PPL Electric may be inspected at the NYSE offices in New York.

In addition, reports, proxy statements and other information concerning PPL Corporation, PPL Energy Supply and PPL Electric can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

Each of PPL Corporation, PPL Energy Supply and PPL Electric will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2008
Current Reports on Form 8-K	Filed on January 12, 2009, January 28, 2009, February 18, 2009, February 24, 2009, March 4, 2009 and March 17, 2009
PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995
PPL Corporation’s 2008 Notice of Annual Meeting and Proxy Statement	Filed on March 18, 2008

PPL Energy Supply

SEC Filings (File No. 1-32944)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2008
Current Reports on Form 8-K	Filed on February 18, 2009, February 24, 2009, March 4, 2009 and March 17, 2009

PPL Electric

SEC Filings (File No. 1-905)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2008
Current Reports on Form 8-K	Filed on January 28, 2009 and February 24, 2009

Additional documents that PPL Corporation, PPL Energy Supply and PPL Electric file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Energy Supply or PPL Electric file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement are also incorporated herein by reference.

Each of PPL Corporation, PPL Energy Supply and PPL Electric will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Investor Services Department

Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities because (1) PPL Capital Funding is a wholly owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” PPL Capital Funding has received a “no action” letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file those reports.

EXPERTS

The consolidated financial statements of PPL Corporation, PPL Energy Supply, LLC and PPL Electric Utilities Corporation (the “Companies”) appearing in the Companies’ Annual Reports (Form 10-K) for the year ended December 31, 2008 and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Dewey & LeBoeuf LLP, New York, New York or Simpson Thacher & Bartlett LLP, New York, New York and Michael A. McGrail, Esq., Deputy General Counsel of PPL Services Corporation, will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Dewey & LeBoeuf LLP, Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. McGrail as to matters involving the law of the Commonwealth of Pennsylvania. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Dewey & LeBoeuf LLP or Simpson Thacher & Bartlett LLP, as applicable.

PPL Energy Supply, LLC